                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

                                 BIG LOTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

[BIG LOTS LOGO]
Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

                                                                   April 8, 2003

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders, which will be held at the Company's offices at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 20, 2003, at 9:00 a.m. EDT.

     The following pages contain the formal Notice of Annual Meeting of Shareholders and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the Annual Meeting.

     Your vote is important. Whether you plan to attend the Annual Meeting of Shareholders or not, you are urged to complete, date and sign the enclosed proxy card and return it in the enclosed envelope. If you attend the Annual Meeting of Shareholders, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy.

     On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in the affairs of the Company.

    MICHAEL J. POTTER,                            ALBERT J. BELL,
    Chairman,                                     Vice Chairman and
    Chief Executive Officer and President         Chief Administrative Officer

[BIG LOTS LOGO]
Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of Big Lots, Inc. will be held at the Company's offices at 300 Phillipi Road, Columbus, Ohio, on Tuesday, May 20, 2003, at 9:00 a.m. EDT, for the following purposes:

     1. The election of nine directors of the Company; and

     2. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 25, 2003, are entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof.

     By order of the Board of Directors.

April 8, 2003

                                            CHARLES W. HAUBIEL II,
                                            Vice President, General Counsel
                                            and Corporate Secretary

                                ---------------

     YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

[BIG LOTS LOGO]
Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228
                                ---------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes hereinafter the "Board") of Big Lots, Inc., an Ohio corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on May 20, 2003 (the "Annual Meeting"). The Notice of Annual Meeting of Shareholders, this Proxy Statement and the accompanying proxy card, together with the Company's Annual Report to Shareholders for the fiscal year ended February 1, 2003, are first being mailed to shareholders on or about April 8, 2003.

     The close of business on March 25, 2003, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At that date, the Company had outstanding 116,631,804 common shares, $.01 par value per share. Each of the outstanding common shares is entitled to one vote. The holders of common shares have no cumulative voting rights in the election of directors.

     All voting shall be governed by the Code of Regulations of the Company pursuant to the General Corporation Law of the State of Ohio. For purposes of Proposal One, the nine director nominees having the highest votes cast shall be elected. Votes will be cast for only those nominees for whom authority is given. For purposes of Proposal Two, a majority of shares present and voting must be cast in favor of the proposal for it to be approved. In the case of either of the proposals, broker non-votes will be treated as votes not cast, and will not have any effect. Abstentions will be treated as shares not voted with respect to Proposal One, and will not be calculated in the tabulation. In the case of Proposal Two, abstentions will be treated as votes cast against the proposal, and, if no instructions are given, the persons named as Proxies in the accompanying proxy card intend to vote FOR Proposal Two. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the Secretary of the meeting, either in writing or in open meeting. Tabulation shall be performed by National City Bank, the Company's Transfer Agent, as inspected by duly appointed officers of the Company.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     Messrs. W. Eric Carlborg, Michael L. Glazer and William A. Wickham are not standing for re-election, and will be retiring from the Board upon the election and qualification of their respective successors. Messrs. Carlborg, Glazer and Wickham have been directors of the Company since 1997, 1991 and 1992, respectively. The six remaining incumbent directors have been nominated for re-election, along with Messrs. Philip E. Mallott, Ned Mansour and Russell Solt.

     At the Annual Meeting, the common shares of the Company represented by the proxies will be voted, unless otherwise specified, for the election as directors of the nine nominees named below. Proxies cannot be voted at the Annual Meeting for more than nine persons, although additional nominations can be made by shareholders at the meeting.

     Set forth below is certain information relating to the nominees for election as directors.

                                              PRINCIPAL OCCUPATION                    DIRECTOR
        NAME          AGE                   FOR THE PAST FIVE YEARS                    SINCE
        ----          ---                   -----------------------                   --------
Albert J. Bell        42    Vice Chairman and Chief Administrative Officer of the      2000
                            Company; former Executive Vice President, General
                            Counsel and Secretary of the Company.
Sheldon M. Berman     62    Chairman, Macaroons, Inc. (marketing services);            1994
                            Chairman, Xtreem Creative, Inc. (venture capital
                            services); former Chairman, President and founder,
                            Shelly Berman Communicators (retail marketing and
                            advertising).

David T. Kollat       64    President and Founder, 22, Inc. (research and management   1990
                            consulting).

Brenda J. Lauderback  52    former President -- Wholesale Group, Nine West Group,      1997
                            Inc. (retail and wholesale footwear); former
                            President -- Footwear Wholesale, U.S. Shoe Corporation
                            (retail and wholesale footwear); former Vice President,
                            General Merchandise Manager, Dayton Hudson Corporation
                            (retail stores).

Philip E. Mallott     45    Independent Financial Consultant; part-time retail stock    New
                            analyst, Coker & Palmer (securities brokerage services);  Nominee former Vice President and Chief Financial Officer,
                            Intimate Brands, Inc. (retail stores).

Ned Mansour           53    former President, Mattel, Inc. (designer, manufacturer      New
                            and marketer of toy products); former President,          Nominee
                            Corporate Operations and General Counsel, Mattel, Inc.

Michael J. Potter     41    Chairman, Chief Executive Officer and President of the     2000
                            Company; former Executive Vice President and Chief
                            Financial Officer of the Company.

Russell Solt          55    Executive Vice President and Chief Financial Officer,       New
                            West Marine, Inc. (specialty retailer and catalog         Nominee
                            company); former Senior Vice President and Chief
                            Financial Officer, West Marine, Inc.; former President,
                            Venture Stores (discount retailer).

Dennis B. Tishkoff    60    Chairman and Chief Executive Officer, Drew Shoe            1991
                            Corporation (manufacture, import and export, retail and
                            wholesale footwear); President, Tishkoff and Associates,
                            Inc. (retail consultant); former President and Chief
                            Executive Officer, Shoe Corporation of America (retail
                            footwear). Shoe Corporation of America filed for
                            bankruptcy on June 14, 1999.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE.

                  BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     Seven meetings of the Board of Directors were held during the Company's fiscal year ended February 1, 2003 (sometimes hereinafter "fiscal 2002"). The Board has an Audit Committee, a Compensation Committee and an Executive Committee. During the period for which he or she was a director in fiscal 2002, each director attended at least 75% of all meetings of the Board and the committees on which he or she served.

     AUDIT COMMITTEE. Messrs. Carlborg and Berman and Ms. Lauderback are the members of the Audit Committee. Each member of the Audit Committee is an independent director as defined in the New York Stock Exchange rules. The Audit Committee's responsibilities are included in its written charter. The Audit Committee met seven times during fiscal 2002.

     COMPENSATION COMMITTEE. Messrs. Kollat, Carlborg and Tishkoff are the members of the Compensation Committee, which administers the Company's stock option plans and advises the Board of Directors with respect to compensation matters. The Compensation Committee met twice during fiscal 2002.

     EXECUTIVE COMMITTEE. Messrs. Wickham, Kollat and Tishkoff are the members of the Executive Committee. Unless otherwise determined by the Board, the Executive Committee is generally vested with all the powers of the Board of Directors, except that the Executive Committee cannot fill vacancies among the directors or in any committee, or take any other action not permitted to be delegated to a committee under Ohio law or the Company's Code of Regulations. Notwithstanding this authority, both the Board and the Executive Committee view the Executive Committee's role as acting as a liaison to the full Board and assisting management with matters of convenience. The Executive Committee is also responsible for interviewing and nominating candidates for election as directors of the Company. The Executive Committee will not consider nominees recommended by shareholders. The Executive Committee met twice during fiscal 2002.

     DIRECTOR'S REMUNERATION. Pursuant to arrangements with the Company, directors who are not officers and who are not involved in the daily affairs of managing the Company receive an annual retainer. In fiscal 2002, the annual retainer was increased to $30,000. In addition, each such director receives $1,000 for each Board meeting attended in person ($500 for each Board meeting attended by phone), and, pursuant to an increase in fiscal 2002, $1,000 for each committee meeting attended in person ($500 for each committee meeting attended by phone). During fiscal 2002, seven directors, Messrs. Berman, Carlborg, Glazer, Kollat, Tishkoff, Wickham and Ms. Lauderback, were parties to such arrangements. In addition, these seven directors constitute outside directors and receive stock option grants under the Director Stock Option Plan. During fiscal 2002, each of these seven directors received an option to acquire 10,000 common shares of the Company pursuant to the Director Stock Option Plan (please see Director Stock Option Plan).

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Glazer is a director of Brookstone, Inc., Berkshire Life Insurance Company, KB Holdings, Inc. (an affiliate of Bain Capital, Inc.) and Stage Stores, Inc. Mr. Kollat is a director of The Limited, Inc., Cooker Restaurant Corp., Cheryl & Co., Select Comfort, Inc., Wolverine Worldwide, Inc. and Cone Mills Corporation. Ms. Lauderback is a director of Irwin Financial Corporation and Louisiana -- Pacific Corporation. Mr. Tishkoff is a director of Drew Shoe Corporation. Mr. Mallott is a director of Too, Inc. Mr. Mansour is a director of The Ryland Group.

     The Company customarily retains SBC Advertising for communications and advertising services. During fiscal 2002, the Company paid fees in the amount of $2,400,914 to SBC Advertising. Mr. Wickham is the majority owner of SBC Advertising and serves as its Chairman and Chief Executive Officer. As noted above, Mr. Wickham is not standing for re-election and will be retiring from the Board upon the election of his successor.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 2003, certain information with regard to the beneficial ownership of the common shares of the Company by each holder of 5% of such shares, each director and nominee individually, each of the executive officers named in the Summary Compensation Table, and all executive officers and directors of the Company as a group.

                                                                   AMOUNT AND           PERCENT OF
NAME OF BENEFICIAL OWNER                                      NATURE OF BENEFICIAL      OUTSTANDING
OR IDENTITY OF GROUP                                            OWNERSHIP(6)(7)           SHARES
------------------------                                      --------------------      -----------
Albert J. Bell                                                        677,148                  *
Sheldon M. Berman (1)                                                  57,188                  *
W. Eric Carlborg                                                       19,000                  *
Michael L. Glazer                                                     109,650                  *
David T. Kollat                                                       133,847                  *
Kent Larsson                                                          216,315                  *
Brenda J. Lauderback                                                   19,300                  *
Philip E. Mallott                                                           0                  *
Ned Mansour                                                             3,000                  *
Jeffrey G. Naylor                                                      40,000                  *
Michael J. Potter                                                     715,378                  *
Russell Solt                                                                0                  *
Dennis B. Tishkoff                                                     45,048                  *
Brad A. Waite                                                         359,324                  *
William A. Wickham (2)                                                175,501                  *
First Pacific Advisors, Inc. (3)                                    6,395,600               5.50%
FMR Corp. (4)                                                      17,389,821              14.98%
Lord, Abbett & Co. (5)                                             10,334,851               8.90%
All directors & executive officers as a group (16 Persons)          2,933,449               2.53%

---------------

* Represents less than 1% of the outstanding common shares.

(1) Includes 5,468 shares owned by Macaroons, Inc.

(2) Includes 54,687 shares owned by SBC Advertising, Inc. and 24,000 shares owned by SBC Ltd.

(3) In its Schedule 13G dated February 11, 2003, First Pacific Advisors, Inc. stated that it beneficially owned the number of shares reported in the table as of December 31, 2002, has shared voting power over 2,368,200 of the shares and shared dispositive power over all the shares.

(4) In its Schedule 13G dated February 14, 2003, and its accompanying materials, FMR Corp. stated that it beneficially owned the number of shares reported in the table as of December 31, 2002, which number includes 14,076,942 shares (12.120% of the common shares at that date) beneficially owned by Fidelity Management & Research Company in its capacity as investment advisor to various investment companies registered under Section 8 of the Investment Company Act; and 2,448,503 shares (2.108% of the common shares at that date) beneficially owned by Fidelity Management Trust Company as a result of its serving as investment manager for various institutional accounts. Of the shares reported in the table above, FMR Corp. has sole voting power over 3,153,289 shares and sole dispositive power over all 17,389,821 shares.

(5) In its Schedule 13G dated January 28, 2003, Lord, Abbett & Co. stated that it beneficially owned the shares reported in the table as of December 31, 2002, and that it has sole voting power and sole dispositive power over all the shares.

(6) The persons named in the table, other than First Pacific Advisors, Inc. (see note (3) below), FMR Corp. (see note (4) below), Lord, Abbett & Co. (see note (5) below), and as described in note (7) below, have sole voting power and investment power with respect to all common shares of the Company subject to the information contained in the footnotes to this table. The amounts described in the table are adjusted to account for the 5 for 4 stock splits which occurred in December, 1996 and June, 1997, and include shares that may be acquired within 60 days of the record date under stock options exercisable within that period. Percentage ownership was based on common shares of the Company outstanding at February 1, 2003, unless otherwise stated. Of the shares reported for Messrs. Bell, Berman, Carlborg, Glazer, Kollat, Larsson, Mallott, Mansour, Naylor, Potter, Solt, Tishkoff, Waite, Wickham, Ms. Lauderback and for all directors and executive officers as a group, 646,876, 42,439, 19,000, 16,626, 50,252, 173,125, 0, 0, 40,000,
    649,688, 0, 43,878, 307,188, 50,252, 19,000 and 2,410,874, respectively, are shares which may be acquired within 60 days of the record date pursuant to exercisable stock options.

(7) The beneficial ownership of Messrs. Bell, Larsson, Potter and Waite includes 22,294, 4,889, 30,908 and 15,588 shares, respectively, in contributions to the Company's Supplemental Savings Plan, which contributions are reflected as investments in phantom units of the Company's common shares.

     The addresses of the persons shown in the table above as a beneficial owner of more than 5% of the Company's common shares are as follows: First Pacific Advisors, Inc., 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064; FMR Corp., Fidelity Management & Research Company, and Fidelity Management Trust Company, 82 Devonshire Street, Boston, MA 02109; and Lord, Abbett & Co., 90 Hudson Street, Jersey City, NJ 07302.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S COMPENSATION COMMITTEE, THE REPORT OF THE COMPANY'S AUDIT COMMITTEE AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILING.

                             EXECUTIVE COMPENSATION

                 EXECUTIVE COMPENSATION REPORT OF THE COMPANY'S
                             COMPENSATION COMMITTEE

     Compensation of the Company's executive officers is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee consists of three independent, non-employee directors. The Compensation Committee's responsibilities include establishing the policies and procedures applicable to the compensation of the Company's executive officers and reporting on them to the Board of Directors; recommending to the Board of Directors the salaries, incentive compensation and other remuneration of executive officers; and reviewing the salaries, compensation and other remuneration of all other senior officers.

     The Compensation Committee believes that the strong performance of its executive officers is the key to the Company's success. Consequently, the Compensation Committee applies aggressive compensation incentives, both short-term and long-term, to maximize shareholder value. The Compensation Committee feels that these incentives should be implemented with a high degree of responsiveness to the performance of the Company. To achieve this responsiveness, importance is placed upon executive officer participation in the Company's performance through equity ownership, and through bonuses based upon the Company's performance. The basic compensation components for all executive officers, including the Company's Chief Executive Officer ("CEO"), consist of salary, bonus opportunities under the Company's 1998 Key Associate Annual Incentive Compensation Plan, as amended (the "Bonus Plan"), and stock options granted under the Company's 1996 Performance Incentive Plan, as amended (the "Incentive Plan"). The Compensation Committee believes these components properly align the financial interests and success of executive officers with those of the shareholders.

CEO SALARY

     Mr. Potter's base salary was originally established by his employment agreement dated June 26, 2000. Mr. Potter's employment agreement does not provide for any automatic salary increases. Instead, such increases (if any) are made in the sole discretion of the Compensation Committee during its annual review process of the Company's executive officers. The Compensation Committee has chosen not to adopt any specific schedule of salary increases, and may adjust Mr. Potter's salary without regard to adjustments in the salaries of other executive officers of the Company. Generally, the Compensation Committee will look to factors such as the Company's planned and actual increase in pretax income, market performance of its common shares, business growth and the achievement of other previously established non-financial criteria, in determining the amount of Mr. Potter's salary increase. The Compensation Committee does not weight such factors in advance or tie Mr. Potter's salary to specific performance criteria. For fiscal 2002, Mr. Potter's salary was not increased.

CEO BONUS

     Mr. Potter's bonus is determined in accordance with the Bonus Plan. Under the Bonus Plan, Mr. Potter's bonus is based upon the Company's achievement of specific earnings targets established by the Compensation Committee at its February meeting at the beginning of each fiscal year. For fiscal 2002, the Compensation Committee derived its bonus targets from the Company's planned earnings for the fiscal year established by the Board of Directors at the beginning of the fiscal year. The Compensation Committee determined the CEO's bonus goals based on whether the Company achieved certain predetermined performance levels (e.g., floor, target and stretch) as applied to the Company's earnings targets. Although Mr. Potter's employment agreement provides him with the opportunity to earn a "target" bonus equal to his base salary and a "stretch" bonus equal to twice his base salary (no right to a minimum bonus exists in his employment agreement), the establishment of the Company's performance targets applicable to his bonus goals are solely in the Compensation Committee's discretion. As a result of the Company's performance in fiscal 2002, Mr. Potter received a stretch bonus equal to twice his base salary.

CEO EQUITY INCENTIVES

     The Compensation Committee believes that the grant of significant stock options to Mr. Potter further links Mr. Potter's interests with the interests of the shareholders. Consistent with these objectives, Mr. Potter's equity interests in the Company, through stock options granted under the Incentive Plan, comprise his primary compensation and align his personal rewards and motivation with Company performance and shareholder value. Stock options are granted to Mr. Potter at the discretion of the Compensation Committee. After considering the number of stock options previously granted to him, the Compensation Committee awarded Mr. Potter a stock option grant of 325,000 shares for fiscal 2002. All of Mr. Potter's stock options, including those granted in fiscal 2002, have an exercise price equal to the fair market value of the Company's common shares at the date each option is granted and become exercisable over time during employment, in equal amounts over a 5 year period.

NON-CEO SALARY

     In connection with his promotion to Vice Chairman and Chief Administrative Officer ("CAO"), Mr. Bell entered into an employment agreement dated June 26, 2000. Additionally, on July 29, 2002, Messrs. Larsson and Waite (collectively, the "Executive Vice Presidents") entered into employment agreements. Although Messrs. Bell, Larsson and Waite's employment agreements established their respective base salaries, the employment agreements do not provide for any automatic salary increases.

     The salary component for the Company's executive officers other than the CEO, CAO and Executive Vice Presidents is initially based upon industry data for comparable positions at similarly sized companies, as adjusted to reflect the experience and expertise of the individual. The Company attempts to limit the comparison market to Columbus, Ohio wherever possible. However, where the position is unique to companies included in the Standard & Poor's Retail Stores Index, the Company collects industry data reflective of members of that peer group that are of similar size to the Company. Salaries of non-CEO executive officers are reviewed annually and adjusted to reflect growth in the individual's performance, the individual's achievement of previously established goals, the individual's relative contribution to the overall performance of the Company and any changes in the individual's responsibilities. Salary adjustments are subjectively determined, and are not formally tied to Company performance.

NON-CEO BONUS

     The bonus component for non-CEO executive officers is determined in accordance with the Bonus Plan. The bonus component for non-CEO executive officers consists of a percentage of salary earned as the Company achieves specific earnings targets established by the Compensation Committee at its February meeting at the beginning of each fiscal year. The Compensation Committee derives its bonus targets and defines the bonus goals (e.g., floor, target and stretch) from the Company's planned earnings for the fiscal year projected by the Board of Directors at the beginning of the fiscal year. Other than for Messrs. Bell, Larsson and Waite, the percentage of salary is set by position level, and is subjectively determined. Mr. Bell's employment agreement provides him with the opportunity to earn a "target" bonus equal to his base salary and a "stretch" bonus equal to twice his base salary (no right to a minimum bonus exists in his employment agreement). Messrs. Larsson and Waite's employment agreements provide each of them the opportunity to earn a "target" bonus equal to 60% of their respective base salaries and a "stretch" bonus equal to 120% of their respective base salaries (no right to a minimum bonus exists in their employment agreements).

     As with the Company's CEO, the establishment of the Company's performance targets applicable to Messrs. Bell, Larsson and Waite, as well as the bonus goals of the other non-CEO executive officers, remain solely in the Compensation Committee's discretion. As a result of the Company's performance in fiscal 2002, each of the Company's non-CEO executive officers (including Messrs. Bell, Larsson and Waite) received a stretch bonus. The Compensation Committee believes that a significant portion of the total compensation of the non-CEO executive officers should be bonus and should be directly tied to the Company's performance.

NON-CEO EQUITY INCENTIVES

     The equity participation component for executive officers other than the CEO consists primarily of stock options granted under the Incentive Plan. Stock options are granted at the discretion of the Compensation Committee, typically at the beginning of each fiscal year during the Compensation Committee's annual review process and in an amount determined by position and performance in the prior fiscal year. Stock options have an exercise price equal to the fair market value of the Company's common shares at the date each option is granted. In addition, stock options are often granted in connection with the promotion of an individual to a greater level of responsibility. The number of shares covered by each option grant is set in advance by position, subject to adjustment based upon the Compensation Committee's subjective perception of the individual's performance. Stock options vest over a five year period, based upon time passage during employment and not based upon performance criteria. The Compensation Committee's determination of the timing and amount of each grant is subjective, based upon its assessment of the need and appropriateness of each grant, in light of the performance of the respective executive officer and the performance of the Company as a whole. The Compensation Committee considers the recommendation of, and relies upon information provided by, the CEO in making its assessment and reaching its decision with respect to non-CEO executive officers. The Compensation Committee believes that its policy in determining stock option grants best utilizes stock options as a specific long-term performance incentive, by basing an important portion of the executive officers compensation upon the future performance of the Company's common shares.

DEDUCTIBILITY OF ANNUAL COMPENSATION OVER $1 MILLION

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally limits the tax deductibility for federal income tax purposes of compensation paid to the Company's CEO and the four highest compensated executive officers (other than the CEO) in excess of $1 million. Compensation in excess of $1 million may be deducted if it is "performance-based" compensation within the meaning of the Code. For fiscal 2002, the Company believes it has taken the necessary actions to preserve the deductibility of all payments made under the Company's compensation plans. As the Code or the regulations promulgated thereunder change, the Compensation Committee presently intends to take reasonable steps to ensure the continued deductibility of payments under the Company's compensation plans while at the same time considering the goals of the Company's executive compensation philosophy.

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

David T. Kollat, Chairman
W. Eric Carlborg
Dennis B. Tishkoff

                    REPORT OF THE COMPANY'S AUDIT COMMITTEE

     The Audit Committee of the Board of Directors (the "Audit Committee") assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing and reporting practices. Annually, the Audit Committee recommends to the Board the selection of the Company's independent auditors. Deloitte & Touche LLP was selected as the Company's independent auditors for fiscal 2002.

     The Audit Committee currently consists of three directors of the Board who are not employees of the Company. The Company's common shares are listed on the New York Stock Exchange ("NYSE"). The members of the Audit Committee have been reviewed by the Board and determined to be independent as defined in Sections 303.01(B)(2)(a) and (3) of the NYSE's listing standards.

     The Audit Committee has reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP. Management has the primary responsibility for the financial statements and the reporting process. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380), as modified or supplemented. The Audit Committee has received written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed the independence of Deloitte & Touche LLP with Deloitte & Touche LLP. The Audit Committee has also considered whether Deloitte & Touche LLP's provision of financial information systems design and implementation services, if any, and other non-audit services to the Company is compatible with maintaining the independence of Deloitte & Touche LLP. The fees paid by the Company to Deloitte & Touche LLP during fiscal 2002 were as follows:

             FINANCIAL INFORMATION SYSTEMS DESIGN
AUDIT FEES         AND IMPLEMENTATION FEES          ALL OTHER FEES
----------   ------------------------------------   --------------
 $374,000                     $0                       $313,000

     Based on these discussions and a review of all the items delivered, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2002 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

W. Eric Carlborg, Chairman
Sheldon M. Berman
Brenda J. Lauderback

                           SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the individual compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for fiscal years 2002, 2001 and 2000.

                                          ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                 -------------------------------------   --------------------------------
                                                                                AWARDS           PAYOUTS
                                                                         --------------------   ---------
                                                                         RESTRICTED             LONG-TERM
                                                                           STOCK       STOCK    INCENTIVE    ALL OTHER
                                 FISCAL   SALARY      BONUS     OTHER      AWARDS     OPTIONS    PAYOUTS    COMPENSATION
NAME AND POSITION                 YEAR      ($)        ($)      ($)(A)      ($)       (#)(B)       ($)       ($)(C)(D)
-----------------                ------   -------   ---------   ------   ----------   -------   ---------   ------------
Michael J. Potter,                2002    700,000   1,400,000    --         --        325,000      --          13,425
Chairman of the Board,            2001    696,154           0    --         --        300,000      --          10,535
Chief Executive Officer,          2000    564,423     325,000    --         --        300,000      --           9,238
and President

Albert J. Bell,                   2002    675,000   1,350,000    --         --        275,000      --          14,598
Vice Chairman of the Board        2001    671,154           0    --         --        300,000      --          11,428
and Chief Administrative
Officer                           2000    550,000     312,500    --         --        300,000      --           9,720

Jeffrey G. Naylor,                2002    390,731     492,000    --         --         50,000      --           6,731
Senior Vice President and         2001    146,154     240,000    --         --        150,000      --               0
Chief Financial Officer (e)       2000         --          --    --         --             --      --              --

Brad A. Waite,                    2002    356,250     450,000    --         --         75,000      --          17,569
Executive Vice President,         2001    357,692           0    --         --        100,000      --          13,544
Human Resources and               2000    312,548      99,000    --         --        100,000      --          11,196
Loss Prevention

Kent Larsson,                     2002    348,077     420,000    --         --         50,000      --          35,640
Executive Vice President,         2001    339,231           0    --         --         75,000      --          27,132
Marketing                         2000    329,423      99,000    --         --         50,000      --          21,174

---------------

(a) Exclusive of the value of perquisites or other personal benefits because they do not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the named executive officer.

(b) Non-qualified options granted pursuant to the Big Lots, Inc. 1996 Performance Incentive Plan, as amended.

(c) Company matching contribution to the Big Lots, Inc. Savings Plan (401K) and/or the Big Lots, Inc. Supplemental Savings Plan (Top Hat). The matching contribution for Messrs. Potter, Bell, Waite, and Larsson was $8,000 in fiscal 2002, and $6,800 in fiscal 2001 and fiscal 2000. The matching contribution for Mr. Naylor was $6,731 in fiscal 2002, and $0 in fiscal 2001 and fiscal 2000.

(d) Accruals to the Big Lots, Inc. Supplemental Pension Plan for fiscal 2002 for Messrs. Potter, Bell, Naylor, Waite, and Larsson were $5,425, $6,598, $0, $9,569, and $27,640, respectively. Accruals for fiscal 2001 for Messrs. Potter, Bell, Naylor, Waite, and Larsson were $3,735, $4,628, $0, $6,744, and $20,332, respectively. Accruals for fiscal 2000 for Messrs. Potter, Bell, Naylor, Waite, and Larsson were $2,438, $2,920, $0, $4,396, and $14,374, respectively.

(e) Mr. Naylor began his employment with the Company in September, 2001.

     EMPLOYMENT AGREEMENTS. The Company is a party to employment agreements with certain of its key executives ("Key Executive Agreements"). On June 26, 2000, Messrs. Potter and Bell entered into Key Executive Agreements, and, on July 29, 2002, Messrs. Larsson and Waite entered into Key Executive Agreements. The terms of the Key Executive Agreements are substantially similar and they are described collectively herein except where their terms materially differ. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company. Annually, the Compensation Committee reviews the performance of each key executive to determine whether the key executive's salary and bonus should be adjusted. Bonuses are not payable under the Key Executive Agreements unless the Company achieves a minimum threshold of its earnings targets. Messrs. Potter and Bell's bonuses are subject to a maximum of 200% of their respective base salaries, and Messrs. Larsson and Waite's bonuses are subject to a maximum of 120% of their respective base salaries. The

Key Executive Agreements require that the key executive devote his full business time to the affairs of the Company and prohibit the key executive from competing with the Company during his employment and for a two-year period thereafter, in the case of Messrs. Potter and Bell, and during employment and for a one-year period thereafter, in the case of Messrs. Larsson and Waite. The period is reduced to six months for all key executives in the event of termination of employment following a "Change of Control," as such term is defined in the Key Executive Agreements.

     Under the Key Executive Agreements, each of the key executives' employment may be terminated by the Company for cause, as defined therein. If a key executive is terminated for cause, the Company has no further obligation to pay any compensation or to provide benefits to the key executive. If either Mr. Potter or Mr. Bell is terminated without cause, such key executive will become entitled to receive continued salary payments and benefits for two years and will receive a pro-rata bonus for the fiscal year in which the action occurs. Should Messrs. Larsson or Waite be terminated without cause, the affected key executive will become entitled to receive continued salary payments and benefits for one year and will receive a pro-rata bonus for the fiscal year in which the termination occurs. Both Mr. Potter and Mr. Bell may terminate their respective employment under their Key Executive Agreement if the Company adversely changes the key executive's authority, title, or position. The Key Executive Agreements provide that in the event a key executive is terminated within 24 months of a Change of Control, the key executive will receive a lump sum payment (net of any applicable withholding taxes) in an amount equal to two years salary and two years annual stretch bonus and will be entitled to receive certain plan benefits for two years, in the case of Messrs. Potter and Bell, and for one year, in the case of Messrs. Larsson and Waite.

     A Change of Control of the Company would also cause each of the key executives to receive a payment in the amount necessary to hold them harmless from the effects of Section 280G and 4999 of the Internal Revenue Code (the "Tax Gross-Up Amount"), which Code sections could subject the payments due under these employment agreements to excise tax liability (see also "Executive Change In Control Severance Agreements"). The compensation payable on account of a Change of Control may be subject to the deductibility limitations of Sections 162(m) and 280G of the Internal Revenue Code.

     The following tables reflect the (i) number and value of options granted in fiscal 2002 to the executive officers named in the Summary Compensation Table, and (ii) the aggregate exercises and number and value of exercisable and unexercisable options at February 1, 2003, for those named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS
                       ----------------------------------------------------------    POTENTIAL REALIZED VALUE AT
                                        PCT. OF TOTAL                                  ASSUMED ANNUAL RATES OF
                        SECURITIES         OPTIONS                                   STOCK PRICE APPRECIATION FOR
                        UNDERLYING        GRANTED TO      EXERCISE                          OPTION TERM(C)
                          OPTIONS        EMPLOYEES IN     PRICE PER    EXPIRATION    ----------------------------
        NAME           GRANTED(#)(A)    FISCAL YEAR(B)    SHARE ($)       DATE          5% ($)         10% ($)
        ----           -------------    --------------    ---------    ----------    ------------    ------------
Michael J. Potter         325,000            17.5%         11.980      25-Feb-12      2,448,601       6,205,236
Albert J. Bell            275,000            14.8%         11.980      25-Feb-12      2,071,893       5,250,585
Jeffrey G. Naylor          50,000             2.7%         11.980      25-Feb-12        376,708         954,652
Brad A. Waite              75,000             4.0%         11.980      25-Feb-12        565,062       1,431,978
Kent Larsson               50,000             2.7%         11.980      25-Feb-12        376,708         954,652

---------------

(a) Options granted pursuant to the 1996 Performance Incentive Plan. Vesting is over five years without regard to the attainment of any performance goals.

(b) Based on 1,861,800 non-qualified options granted to all associates in fiscal 2002 pursuant to the 1996 Performance Incentive Plan.

(c) Assumes a respective 5% or 10% annualized appreciation in the underlying common share price from the date of grant to the expiration date less the aggregate exercise price. The ultimate amount realized will depend on the market value of the securities at a future date.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                UNEXERCISED OPTIONS AT FEBRUARY 1, 2003
                                                       ---------------------------------------------------------
                        NUMBER OF                                                       VALUE OF IN-THE-MONEY
                         SHARES                           NUMBER OF OPTIONS (#)            OPTIONS (B)($)
                       ACQUIRED ON        VALUE        ---------------------------   ---------------------------
        NAME            EXERCISE     REALIZED (A)($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   ---------------   -----------   -------------   -----------   -------------
Michael J. Potter           0               0            489,688        775,000        129,881        426,400
Albert J. Bell              0               0            496,876        725,000        140,476        400,400
Jeffrey G. Naylor           0               0             30,000        170,000         72,000        314,000
Brad A. Waite               0               0            257,188        230,000         52,244        137,300
Kent Larsson                0               0            136,125        152,000         48,275        109,100

---------------

(a) Difference of the sales price on the dates of exercise and the option exercise price.

(b) The value of in-the-money unexercised options is based on the fair market value of Big Lots, Inc. common shares ($12.50) at February 1, 2003, minus the aggregate exercise prices.

COMPARISON OF FIVE YEAR TOTAL SHAREHOLDER RETURN

     The following graph demonstrates a five year comparison of cumulative total return for Big Lots, Inc., the Standard & Poor's 500 Index and the Standard & Poor's Retail Stores Composite Index.

              COMPARISON OF FIVE YEAR TOTAL STOCKHOLDER RETURN (A)

[PERFORMANCE GRAPH]

         -------------------------------------------------------------------------------------------------------------------
                                        1998           1999           2000           2001           2002           2003
         -------------------------------------------------------------------------------------------------------------------
          Big Lots, Inc.              $100.00        $ 40.58        $ 33.74        $ 29.54        $ 26.38        $ 30.42
         -------------------------------------------------------------------------------------------------------------------
          S&P 500 Retailing           $100.00        $167.57        $183.68        $185.05        $200.69        $143.95
         -------------------------------------------------------------------------------------------------------------------
          S&P 500                     $100.00        $132.49        $142.60        $143.13        $120.64        $ 93.53
         -------------------------------------------------------------------------------------------------------------------

---------------

(a) Assumes $100 invested on February 1, 1998 in Big Lots, Inc. common shares compared to the same amount invested in the other funds shown at the same time. Dividends, if any, are assumed to be reinvested.

COMPENSATION PLANS AND ARRANGEMENTS

     DIRECTOR STOCK OPTION PLAN. The Director Stock Option Plan is administered by the Compensation Committee pursuant to an established formula. The number of shares available under the Director Stock Option Plan initially consisted of an original allocation of 500,000 shares (781,250 shares as adjusted to account for the five for four stock splits which occurred in December, 1996 and June, 1997). Neither the Board nor the Compensation Committee exercise any discretion in administering the Director Stock Option Plan, and the administration performed by the Compensation Committee is ministerial in nature. The formula which governs the grant of stock options to eligible participants may be amended by the Board, but not more frequently than once in any six month period. Under the current formula, each of the eligible outside directors are granted annually stock options for the purchase 10,000 of the Company's common shares, for an exercise price equal to the fair market value on the date of grant. Each annual grant occurs on the last day of the quarterly trading period next following the Annual Meeting.

     Options granted under the Director Stock Option Plan become exercisable over three years beginning upon the first annual anniversary of the grant date, whereby the option becomes exercisable for 20% of the shares on the first anniversary, 60% on the second anniversary, and 100% on the third anniversary. Options automatically terminate ten years and one month following the date of grant. An optionee may exercise a stock option only during specific quarterly trading periods, and only if at all times during the period beginning on the date such option was granted and ending on the day three months before the date of exercise, he or she was a director of the Company. Options granted under the Director Stock Option Plan are not transferable other than by will or the laws of descent and distribution.

     1996 PERFORMANCE INCENTIVE PLAN, AS AMENDED. The 1996 Performance Incentive Plan, as amended (the "Incentive Plan") is administered by the Compensation Committee. The Incentive Plan authorizes the grant of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock equivalent unit and performance unit awards (collectively referred to as "Awards"), any of which may be granted on a stand alone, combination or tandem basis. The Compensation Committee determines the individuals to whom Awards are to be made; the number of shares covered by each Award; the term of the Award; its vesting, exercise period or settlement; the type of consideration, if any, to be paid to the Company upon exercise of an Award; and all other terms and conditions of the Awards. The purpose of the Incentive Plan is to provide a flexible, long-term vehicle to attract, retain and motivate officers and employees.

     The number of common shares available for delivery under the Incentive Plan consists of an initial allocation of 2,000,000 shares (3,125,000 shares as adjusted to account for the five for four stock splits which occurred in December, 1996 and June, 1997), which is increased, beginning with the first fiscal year in which the Incentive Plan was in effect and during each fiscal year following, by a number of shares equal to one percent (1.0%) of the total number of issued common shares of the Company as of the start of each of the Company's fiscal years. Unused shares from previous fiscal years remain available for delivery under the Incentive Plan; provided, however, the total awards of stock options or restricted stock outstanding and shares available for use under the Incentive Plan combined with any awards of stock options or restricted stock outstanding from any other plan of the Company shall not exceed fifteen percent (15%) of the total shares of issued and outstanding common shares as of any measurement date.

     The Incentive Plan limits the number of common shares of the Company that can be represented by stock options, stock appreciation rights, or restricted stock awarded to any participant during any single fiscal year to no more than 1,000,000 shares. As a further limitation, the maximum amount of compensation with respect to performance units and stock equivalent units that may be paid in any fiscal year (within the meaning of Section 162(m) of the Code) to any participant with respect to any fiscal year is $2,000,000. Awards under the Incentive Plan may be made to any salaried employee, consultant or advisor of the Company or its affiliates, as designated by the Compensation Committee. Historically, options have been granted to approximately 200 employees in any given year.

     The Incentive Plan provides for the Award of options which may be either incentive stock options or non-qualified options. For both incentive and non-qualified options, the exercise price may be not less than 100 percent of the fair market value of a common share of the Company at the time the option is granted. Any option intended to qualify as an incentive stock option must meet all requirements of Section 422 of the Code. The Compensation Committee may grant stock appreciation rights to any eligible salaried employee, consultant or advisor on such terms as the Compensation Committee may determine.

     The Compensation Committee may grant shares of restricted stock, stock equivalent units, and performance units, subject to such conditions and restrictions as the Incentive Plan specifies and otherwise as the Compensation Committee may determine. These grants may be made alone or in tandem with other Awards. Stock equivalent units and performance units may be payable upon vesting in cash, or may be convertible to common shares or other form of value determined by the Compensation Committee.

     No Award under the Incentive Plan may be assigned or transferred by the grantee other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order (as defined by the Code) or as may otherwise be permitted by the Compensation Committee. In the absence of the first two exceptions, all rights may be exercised during the grantee's lifetime only by the grantee.

     The Compensation Committee may from time to time, at its discretion, amend or terminate the Incentive Plan, except that no such amendment or termination shall impair any rights under any Award made prior to the amendment's effective date without the consent of the grantee, and provided that no such amendment shall increase the number of shares available under the Incentive Plan or change the price at which stock options or stock appreciation rights may be granted unless approved by shareholders in accordance with applicable laws and regulations. The Incentive Plan expires on December 31, 2005, or may be terminated on such earlier date as the Board may determine.

     PENSION PLAN AND TRUST. The Company maintains a noncontributory defined benefit pension plan (the "Pension Plan") for all employees whose hire date precedes April 1, 1994, who have reached the age of 21 and who have worked for the Company for more than one year. The amount of the Company's annual contribution to the Pension Plan is actuarially determined to accumulate sufficient funds to maintain projected benefits. Effective January 1, 1993, the computation of annual retirement benefits payable upon retirement under the Pension Plan is 1% of final average annual compensation multiplied by the years of service up to a maximum of 25. This benefit is payable when a participant reaches the normal retirement age of 65. However, the Pension Plan does provide an early retirement option, and employment beyond the normal retirement age is permitted by agreement with the Company. For purposes of calculating benefits under the Pension Plan, compensation is defined to include a two month equivalent of the total cash remuneration (including overtime) paid for services rendered during a plan year prior to salary reductions pursuant to Sections 401(k) or 125 of the Code, including bonuses, incentive compensation, severance pay, disability payments and other forms of irregular payments. Effective January 1, 1996, the benefits accrued for certain highly compensated individuals, including all executive officers, were frozen at the then current levels.

     The table below illustrates the amount of annual benefits payable at age 65 to a person in the specified average compensation and years of service classifications under the Pension Plan combined with the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$175,000 and above  $17,200   $25,800   $34,400   $43,000

     The maximum annual benefit payable under the Pension Plan is restricted by the Internal Revenue Code. At December 31, 2002, the maximum final five year average compensation was $172,000. At December 31, 2002, Messrs. Potter, Bell, Naylor, Waite, and Larsson had 11, 15, 0, 14, and 14 years of credited service, respectively. The compensation taken into account in computing benefits under the Pension Plan includes base salary and bonuses. Income recognized as a result of the exercise of stock options is disregarded in computing benefits under the Pension Plan. A participant may elect whether the benefits are paid in the form of a single life annuity, a joint and survivor annuity or as a lump sum upon reaching the normal retirement age of 65.

     SUPPLEMENTAL PENSION PLAN. The Company maintains a non-qualified supplemental employee retirement plan ("Supplemental Pension Plan") for those executives whose benefits were frozen in the Pension Plan on or subsequent to January 1, 1996. The Supplemental Pension Plan constitutes a contract to pay benefits upon retirement as therein defined. The Supplemental Pension Plan is designed to pay the same benefits in the same amount as if the participants continued to accrue benefits under the Pension Plan. The Company has no obligation to fund the Supplemental Pension Plan, and all assets and amounts payable under the Supplemental Pension Plan are subject to the claims of general creditors of the Company. The table below illustrates the amount of annual benefit payable at age 65 to a person in the specified average compensation and years of service classification under the Supplemental Pension Plan.

      FINAL                   YEARS OF SERVICE
     AVERAGE        -------------------------------------
   COMPENSATION       10        15        20        25
   ------------     -------   -------   -------   -------
     $100,000       $10,000   $15,000   $20,000   $25,000
     $125,000       $12,500   $18,750   $25,000   $31,250
     $150,000       $15,000   $22,500   $30,000   $37,500
$175,000 and above  $17,200   $25,800   $34,400   $43,000

     SAVINGS PLAN. All of the executive officers referred to in the Summary Compensation Table, as well as substantially all other full-time employees of the Company and its subsidiaries, are eligible to participate in the Big Lots, Inc. Savings Plan (the "Savings Plan" or "401K"). In order to participate in the Savings Plan, an eligible employee must satisfy applicable age and service requirements and must make contributions to the Savings Plan ("Participant Elective Contributions").

     Participant Elective Contributions are made through authorized payroll deductions to one or more of the several investment funds established under the Savings Plan. One of the funds is a stock fund that is invested solely in common shares of the Company. All Participant Elective Contributions are matched by the Company ("Employer Matching Contributions") at a rate of 100% for the first 2% of salary contributed, and 50% for the next 4% of salary contributed; however, only Participant Elective Contributions of up to six percent of the employee's compensation will be matched.

     Each participant has a nonforfeitable right to all accrued benefits pertaining to Participant Elective Contributions. Each participant also has a nonforfeitable right to all accrued benefits pertaining to Employer Matching Contributions in the event of retirement or other termination of employment (a) on or after the participant's 65th birthday, (b) on account of disability, or
(c) by reason of death. A participant whose employment terminates under other circumstances will have a nonforfeitable right to a portion of accrued benefits pertaining to Employer Matching Contributions determined under a schedule based on years of service. All other unvested accrued benefits will be forfeited.

     SUPPLEMENTAL SAVINGS PLAN. The Company maintains a non-qualified salary deferral plan (the "Supplemental Savings Plan" or "Top Hat") for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred salary, and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if the contributions had been made to the Savings Plan. The Company has no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of general creditors of the Company and its affiliates.

     EXECUTIVE BENEFIT PLAN. Most of the executive officers are eligible to participate in the Company's Executive Benefit Plan (the "Benefit Plan"). The Benefit Plan is a supplemental health benefit plan which reimburses participants for medical costs incurred but not covered by the Company's Associate Benefits Plan, up to an annual maximum reimbursement of $40,000 per participant. Amounts received by participants are treated as taxable income. Amounts received exceeding the applicable threshold by the individuals named in the Summary

Compensation Table are included in the amounts reflected in the values of personal benefits received by such individuals.

     EXECUTIVE CHANGE IN CONTROL SEVERANCE AGREEMENTS. Since April 18, 1989, the Company has maintained Executive Severance Agreements with many of its key officers and employees (currently approximately 64 persons). The agreements expire on the anniversary of their execution and are automatically extended on an annual basis unless the Company provides at least 90 days notice that any particular agreement will not be extended. The agreements provide for severance benefits if, within 24 months after a Change in Control (as defined in the agreements and below), the key officer or employee's employment is terminated by the Company (other than for Cause, as defined in the agreements), or the key officer or employee resigns because of a material change in the circumstances of his or her employment. For purposes of the agreements, "Change in Control" means any one or more of the following: (i) any person or group (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of, or has the right to acquire (by contract, option, warrant, conversion of convertible securities or otherwise), 20% or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (ii) a majority of the Board of Directors is replaced within any period of two years or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board of Directors at any date consists of persons not so nominated and approved; or (iii) the shareholders of the Company approve an agreement to merge or consolidate with another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including without limitation, a plan of liquidation). Notwithstanding these provisions, the agreements provide that a Change in Control shall not result from a transaction in which the Company exchanges less than 50% of its then outstanding equity securities for 51% or more of the outstanding equity securities of another corporation. The agreements provide for the following severance benefits: (i) for certain key officers (including Mr. Naylor) having a position of vice president (or above) of the Company (or its affiliates), a lump-sum payment equal to 200% of the key officer's then-current annual salary and stretch bonus; or (ii) for other employees having a position of director of a department of the Company (or its affiliates), a lump-sum payment equal to 100% of the employee's then-current annual salary and stretch bonus. Messrs. Potter, Bell, Waite, and Larsson are not a party to such an agreement, but each has substantially similar provisions contained in his respective employment agreement. In addition, the 1996 Performance Incentive Plan provides for immediate vesting of all outstanding options and shares, respectively, in the event of such a Change in Control (please see the Fiscal Year End Option Values table above). The key officer or employee will also become entitled to reimbursement of legal fees and expenses incurred by the key officer or employee in seeking to enforce his or her rights under their agreement. Additionally, to the extent that payments to the key officer or employee pursuant to his or her agreement (together with any other amounts received by the key officer or employee in connection with a Change in Control) would result in triggering the provisions of Sections 280G and 4999 of the Internal Revenue Code, each agreement provides for the payment of an additional amount (the "Tax Gross-Up Amount") such that the employee receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Internal Revenue Code. The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and/or 280G of the Internal Revenue Code.

                              INDEPENDENT AUDITORS

     The Company engaged Deloitte & Touche LLP as its independent public accountants to audit its consolidated financial statements for fiscal 2002. Deloitte & Touche LLP has served as the Company's independent auditors since October, 1989. The Company's Audit Committee annually reviews and recommends to the Board the selection of the Company's independent auditors. The Company, in selecting its independent auditors for the year ending January 31, 2004, intends to assume a proactive stance and adhere to the laws, regulations and rules concerning auditor independence recently enacted under the Sarbanes-Oxley Act of 2002 and by the Securities and Exchange Commission and the New York Stock Exchange, notwithstanding the fact that such laws, regulations and rules are not mandatory for the Company's selection of its independent auditors for the year ending January 31, 2004.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

                             SHAREHOLDER PROPOSALS

     Any proposals of shareholders which are intended to be presented at the Company's 2004 Annual Meeting of Shareholders must be received by the Company at its principal executive offices by December 10, 2003 to be eligible for inclusion in next year's Proxy Statement. Such proposals must be submitted in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and the Company's Code of Regulations. If a shareholder intends to present a proposal at the 2004 Annual Meeting of Shareholders, but has not sought the inclusion of such a proposal in the Company's 2004 Proxy Statement, such proposal must be received by the Company at its principal executive offices by February 23, 2004, or the Company's management proxies will be entitled to use their discretionary voting authority should such proposal then be raised, without any discussion of the matter in the Company's 2004 Proxy Statement.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and greater than 10 percent shareholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were complied with during fiscal 2002, except as described below. In making this statement, we have relied upon the written representations of the Company's directors and executive officers.

     Due to the changes in Federal securities laws brought about by the Sarbanes-Oxley Act of 2002, transactions involving executive officers' contributions to the Company's Supplemental Savings Plan, which contributions are reflected as investments in phantom units of the Company's common shares, must now be reported to the Securities and Exchange Commission within two business days of the contribution. Since systems were not in place for the administrator of the Supplemental Savings Plan to provide the executive officers with the information necessary to make such reports in a timely fashion, the following executive officers were precluded from timely reporting transactions in phantom units of the Company's common shares as the result of contributions to the Supplemental Savings Plan: Mr. Potter (filed a Form 5 to report 6 such transactions); Mr. Bell (filed a Form 5 to report 6 such transactions); Mr. Larsson (filed a Form 5 to report 9 such transactions); Mr. Donald A. Mierzwa, the Company's Executive Vice President, Store Operations (filed a Form 5 to report 9 such transactions); and Mr. Joe R. Cooper, the Company's Vice President Treasurer (filed a Form 5 to report 7 such transactions). Messrs. Potter, Bell and Cooper have timely reported all transactions since November 22, 2002. Messrs. Larsson and Mierzwa have timely reported all transactions since January 4, 2003.

                           ANNUAL REPORT ON FORM 10-K

     Shareholders may receive a copy of the Company's fiscal 2002 Annual Report on Form 10-K without charge by writing to: Investor Relations Department, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. The Form 10-K may also be accessed on the Company's website located at www.biglots.com.

                                 OTHER MATTERS

     This solicitation of proxies is made by and on behalf of the Board of Directors. In addition to mailing copies of this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card to all shareholders of record on the record date, the Company will request brokers, custodians, nominees and other fiduciaries to forward copies of this material to persons for whom they hold common shares of the Company in order that such shares may be voted. Solicitation may also be made by the Company's officers and regular employees personally or by telephone or telegraph. The cost of the solicitation will be incurred by the Company. The Company has also retained Georgeson & Company Inc. to aid in the solicitation of proxies for a fee estimated to be $8,000.00, plus reasonable out-of-pocket expenses.

     If the accompanying proxy card is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specifications, they will be voted to elect all nine nominees as set forth under Proposal One and to approve Proposal Two.

     The presence of any shareholder at the Annual Meeting will not operate to revoke his or her proxy. A proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the Annual Meeting and giving notice of revocation to the Secretary of the meeting, either in writing or in open meeting.

     If any other matters shall properly come before the Annual Meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their judgment. The Board of Directors does not know of any other matters which will be presented for action at the Annual Meeting.

     By order of the Board of Directors.

April 8, 2002

                                          CHARLES W. HAUBIEL II,
                                          Vice President, General Counsel
                                          and Corporate Secretary

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

                                  DETACH HERE
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                                 BIG LOTS, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE MAY 20, 2003 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Michael J. Potter and Albert J. Bell, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of Big Lots, Inc., to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 20, 2003, and thereat, and at any adjournment thereof, to vote and act with respect to all common shares of the Company which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as follows:

The Board of Directors recommends a vote FOR the nominees named below.

1. ELECTION OF DIRECTORS

           FOR all nominees listed below                          WITHHOLD AUTHORITY
           (except as marked to the contrary below)   [ ]         to vote for all nominees listed below  [ ]

       Albert J. Bell, Sheldon M. Berman, David T. Kollat, Brenda J. Lauderback, Phillip E. Mallot, Ned Mansour, Michael J. Potter, Russell Solt and Dennis B. Tishkoff

              (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

       -------------------------------------------------------------------------

              (Continued, and to be dated and signed, on the other side)

                                  DETACH HERE
--------------------------------------------------------------------------------

                        (Continued from the other side)

The Board of Directors recommends a vote FOR the proposal.

2. In their discretion, to vote upon such other business as may properly come before the meeting.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

                                                  Date: , 2003

                                                  ------------------------------

                                                  ------------------------------
                                                  Signature(s) of Shareholder(s)

                                                  PLEASE SIGN AS YOUR NAME OR
                                                  NAMES APPEAR HEREON. WHEN
                                                  SIGNING AS ATTORNEY, EXECUTOR,
                                                  ADMINISTRATOR, TRUSTEE OR
                                                  GUARDIAN, PLEASE GIVE YOUR
                                                  FULL TITLE. IF A CORPORATION,
                                                  PLEASE SIGN IN FULL CORPORATE
                                                  NAME.